Exhibit 99.1

FOR IMMEDIATE RELEASE

ADAPTHEALTH CORP. ANNOUNCES FOURTH QUARTER AND FULL YEAR 2020 FINANCIAL RESULTS

Plymouth Meeting, PA – March 4, 2021 – AdaptHealth Corp. (NASDAQ: AHCO) (“AdaptHealth” or the “Company”), a national leader in providing patient-centric and technology-enabled chronic disease management solutions including home healthcare equipment, medical supplies to the home and related services in the United States, announced today financial results for the fourth quarter and full year ended December 31, 2020.

Highlights

•	The Company closed the acquisition of AeroCare Holdings Inc. on February 1, 2021. Integration efforts are underway and progressing well. The Company expects to generate previously announced pre-tax annual run rate cost synergies of approximately $50 million.
•	In the fourth quarter, the Company acquired several additional diabetes management businesses including Pinnacle Medical Solutions (October 1, 2020), New England Home Medical (November 30, 2020), and Diabetes Management and Supply (December 31, 2020).
•	The Company acquired several additional Home Medical Equipment businesses in the fourth quarter of 2020 and the first quarter of 2021 including Allina Health Home Oxygen & Medical Equipment on February 22, 2021.
•	In January 2021, the Company completed approximately $1.7 billion of financing transactions, including its issuance of $500 million unsecured senior notes, its equity offering with gross proceeds of approximately $280 million, and its refinancing of, and increase to, its existing senior secured credit facilities including a $700 million term loan A and a $250 million revolving credit facility.

Fourth Quarter Results

•	Net revenue was $348.4 million, a 133% increase from the fourth quarter of 2019 and 23% higher than the third quarter of 2020.

•	Net loss attributable to AdaptHealth Corp. was $31.0 million, or $0.47 per diluted share, compared to a net loss of $3.4 million, or $0.10 per diluted share, in the fourth quarter of 2019. The fourth quarter of 2020 was impacted by a $56.9 million ($0.72 per diluted share) pre-tax non-cash charge for the change in the estimated fair value of contingent consideration common shares issuable as part of the Business Combination (as described more fully below).

•	Adjusted EBITDA less Patient Equipment Capex was $58.5 million compared to $21.8 million in the fourth quarter of 2019.

•	Adjusted EBITDA was $79.4 million compared to $33.7 million in the fourth quarter of 2019.

•	The Company’s fourth quarter results included income of $14.3 million from the recognition of amounts received in connection with the CARES Act provider relief fund.

Full Year Results

•	Net revenue was $1.06 billion, a 99% increase from full year 2019.
•	Net loss attributable to AdaptHealth Corp. was $64.5 million, or $1.23 per diluted share, compared to a net loss of $15.0 million, or $0.66 per diluted share, in full year 2019. The full year 2020 was impacted by a $98.7 million ($1.56 per diluted share) pre-tax non-cash charge for the change in the estimated fair value of contingent consideration common shares issuable as part of the Business Combination (as described more fully below).
•	Adjusted EBITDA less Patient Equipment Capex was $142.5 million compared to $75.6 million in full year 2019.
•	Adjusted EBITDA was $205.6 million compared to $123.0 million in full year 2019.

•	The Company’s full year results included income of $14.3 million from the recognition of amounts received in connection with the CARES Act provider relief fund.

Increased Guidance

While it is difficult to predict the duration and impact of the COVID-19 crisis, based on current business and market trends, the Company is increasing its previously issued financial guidance for fiscal year 2021 as follows:

•	Net revenue of $2.18 billion to $2.35 billion, up from prior guidance of $2.05 billion to $2.20 billion
•	Adjusted EBITDA of $510 million to $550 million, up from prior guidance of $480 million to $515 million; and
•	Adjusted EBITDA less Patient Equipment Capex to $320 million to $350 million, up from prior guidance of $300 million to $330 million.

CEO Commentary

Luke McGee, Co-CEO of AdaptHealth, commented, “We are very pleased with our 2020 performance, which we believe is a testament to our relentless focus on our patients and referral sources and our ability to drive growth through process improvements and technology solutions. In the fourth quarter, our diabetes business drove substantial growth as the result of high ordering patterns in December and our continued investment in accretive acquisitions. We are increasing guidance for 2021 as a result of these acquisitions as well as from our prospects for organic growth in 2021. We are benefiting not only from the underlying growth in the diabetes business in general, but also from our investments in our other chronic disease businesses such as obstructive sleep apnea. The enhanced scale of the combined AdaptHealth and AeroCare (serving nearly 3 million patients annually) positions us as a national leader in helping patients manage chronic diseases.”

Steve Griggs, Co-CEO of AdaptHealth, added, “Joining the AdaptHealth team and witnessing the collaboration between AdaptHealth and AeroCare employees has been incredibly rewarding. As a result of the strong cultural fit between both organizations, we feel we have already become one company. The AeroCare team has been welcomed with open arms and recognized for the complementary skills we’re able to bring to AdaptHealth. The transition has thus far been incredibly smooth and we are already hard at work to deliver the $50 million cost synergy target and enhance the organic growth of the combined company.”

Luke and Steve together commented, “One of the most exciting aspects of our integration is bringing together the proprietary patient care technology both organizations have been developing independently. We are combining the best features of each technology solution as part of our integration plans. Our technology enables interactive patient engagement, advances compliance and monitoring capabilities, lowers operating costs, and provides patients with greater care.”

Accounting for Contingent Consideration Common Shares Liability

Together with our independent auditors, we have reevaluated the accounting treatment of the previously disclosed contingent consideration common shares to which the former owners of AdaptHealth Holdings are entitled (the “Contingent Common Shares”) in connection with the Business Combination. Due to the fact that the issuance of the Contingent Common Shares would be accelerated on a change of control regardless of the transaction value, we have determined, consistent with recent SEC comments to other SPAC registrants, to present the Contingent Common Shares as liability-classified, not equity-classified as previously presented. Accordingly, the fair value of the Contingent Common Shares is reflected as a liability on the Company’s consolidated balance sheets at December 31, 2020 and 2019, and the non-cash change in the fair value each period is recognized in the Company’s consolidated statements of operations. In our 2020 Form 10-K we will recast our December 31, 2019 consolidated balance sheet and adjust our unaudited 2020 quarterly consolidated statements of operations to reflect such accounting. We will also update our unaudited pro forma financial information recently filed on Form 8-K with respect to the AeroCare acquisition, consistent with this treatment. When presenting diluted earnings (loss) per share for 2020 and 2019 periods in prior SEC filings, the Contingent Common Shares were included in the diluted share count in accordance with U.S. GAAP. The change in fair value each period is a non-cash charge and has no impact on historical reported revenues, operating income and adjusted EBITDA of the Company for any period.

Conference Call

Management will host a conference at 8:30 am ET today to discuss the results and business activities. Interested parties may participate in the call by dialing:

•	(877) 423-9820 (Domestic) or

•	(201) 493-6749 (International)

Webcast registration: Click Here

Following the live call, a replay will be available for six months on the Company's website, www.adapthealth.com under "Investor Relations."

About AdaptHealth Corp.

AdaptHealth is a national leader in providing patient-centric and technology enabled chronic disease management solutions including home healthcare equipment, medical supplies to the home and related services in the United States. AdaptHealth provides a full suite of medical products and solutions designed to help patients manage chronic conditions in the home, adapt to life and thrive. Product and services offerings include (i) sleep therapy equipment, supplies and related services (including CPAP and bi PAP services) to individuals suffering from obstructive sleep apnea, (ii) medical devices and supplies to patients for the treatment of diabetes (including continuous glucose monitors and insulin pumps), (iii) home medical equipment (HME) to patients discharged from acute care and other facilities, (iv) oxygen and related chronic therapy services in the home, and (v) other HME medical devices and supplies on behalf of chronically ill patients with wound care, urological, incontinence, ostomy and nutritional supply needs. The Company is proud to partner with an extensive and highly diversified network of referral sources, including acute care hospitals, sleep labs, pulmonologists, skilled nursing facilities, and clinics. AdaptHealth services beneficiaries of Medicare, Medicaid and commercial insurance payors. AdaptHealth services nearly 3 million patients annually in all 50 states through its network of over 500 locations in 46 states. Learn more at www.adapthealth.com.

On July 8, 2019, AdaptHealth Holdings LLC (“AdaptHealth Holdings”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended on October 15, 2019, with DFB Healthcare Acquisitions Corp. (“DFB”), pursuant to which AdaptHealth Holdings combined with DFB (the “Business Combination”). The merger was approved by DFB’s stockholders, and the Business Combination closed on November 8, 2019. AdaptHealth Holdings was the accounting acquirer in the merger, which was treated as a reverse recapitalization. Accordingly, for accounting purposes, the merger was treated as the equivalent of AdaptHealth Holdings issuing stock for the net assets of DFB, accompanied by a recapitalization. In connection with the Business Combination, the name of the combined company was changed to AdaptHealth Corp.

Forward-Looking Statements

This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics and projections of market opportunity and expectations and the Company’s acquisition pipeline. These statements are based on various assumptions and on the current expectations of AdaptHealth management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of the Company.

These forward-looking statements are subject to a number of risks and uncertainties, including the outcome of judicial and administrative proceedings to which the Company may become a party or governmental investigations to which the Company may become subject that could interrupt or limit the Company’s operations, result in adverse judgments, settlements or fines and create negative publicity; changes in the Company’s clients’ preferences, prospects and the competitive conditions prevailing in the healthcare sector; and the impact of the recent coronavirus (COVID-19) pandemic and the Company’s response to it. A further description of such risks and uncertainties can be found in the Company’s filings with the Securities and Exchange Commission. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently knows or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect the Company’s expectations, plans or forecasts of future events and views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Use of Non-GAAP Financial Information and Financial Guidance

This release contains non-GAAP financial guidance, which is adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These non-GAAP items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods.

The Company uses EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex, which are financial measures that are not prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP, to analyze its financial results and believes that they are useful to investors, as a supplement to U.S. GAAP measures. In addition, the Company’s ability to incur additional indebtedness and make investments under its existing credit agreement is governed, in part, by its ability to satisfy tests based on a variation of Adjusted EBITDA less Patient Equipment Capex.

The Company believes Adjusted EBITDA less Patient Equipment Capex is useful to investors in evaluating the Company’s financial performance. The Company’s business requires significant investment in equipment purchases to maintain its patient equipment inventory. Some equipment title transfers to patients’ ownership after a prescribed number of fixed monthly payments. Equipment that does not transfer wears out or oftentimes is not recovered after a patient’s use of the equipment terminates. The Company uses this metric as the profitability measure in its incentive compensation plans that have a profitability component and to evaluate acquisition opportunities, where it is most often used for purposes of contingent consideration arrangements. In addition, the Company’s debt agreements contain covenants that use a variation of Adjusted EBITDA less Patient Equipment Capex for purposes of determining debt covenant compliance. For purposes of this metric, patient equipment capital expenditure is measured as the value of the patient equipment received during the accounting period without regard to whether the equipment is purchased or financed through lease transactions.

EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex should not be considered as measures of financial performance under U.S. GAAP, and the items excluded from EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex are significant components in understanding and assessing financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income or any other performance measures derived in accordance with U.S. GAAP or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity.

There is no reliable or reasonably estimable comparable GAAP measure for the Company’s non-GAAP financial guidance because the Company is not able to reliably predict the impact of certain items, including equity-based compensation expense, transaction costs, changes in fair value of the contingent consideration common shares liability, and other non-recurring (income) expense in full year 2021. As a result, reconciliation of these non-GAAP measures to the most directly comparable GAAP measure is not available without unreasonable effort. In addition, the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. The variability of the specified items may have a significant and unpredictable impact on the Company’s future GAAP results.

In addition, the Company’s non-GAAP financial guidance in this release excludes the impact of any potential additional future strategic acquisitions and any specified items that have not yet been identified and quantified. The guidance also excludes macro-economic effects due to the COVID-19 pandemic that are not yet quantifiable. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

ADAPTHEALTH CORP.

Condensed Consolidated Balance Sheets (Unaudited)

	December 31,	December 31,
(in thousands)	2020	2019
Assets
Current assets:
Cash and cash equivalents	$99,962	$76,878
Accounts receivable	176,641	78,619
Inventory	58,783	13,239
Prepaid and other current assets	37,441	12,679
Total current assets	372,827	181,415
Equipment and other fixed assets, net	110,468	63,559
Goodwill	1,002,024	266,791
Identifiable intangible assets, net	116,061	—
Other assets	16,483	6,851
Deferred tax asset	208,400	27,922
Total assets	$1,826,263	$546,538
Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	267,003	102,728
Current portion of capital lease obligations	22,282	19,750
Current portion of long-term debt	8,146	1,721
Contract liabilities	11,043	9,556
Other liabilities	89,524	17,139
Contingent consideration common shares liability	36,846	3,158
Total current liabilities	434,844	154,052
Long-term debt, less current portion	776,568	395,112
Other long-term liabilities	186,470	29,364
Long-term portion of contingent consideration common shares liability	33,631	6,158
Total liabilities	1,431,513	584,686
Total Stockholders' Equity (Deficit)	394,750	(38,148)
Total Liabilities and Stockholders' Equity (Deficit)	$1,826,263	$546,538

ADAPTHEALTH CORP.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended		Twelve Months Ended
(in thousands, except per share data)	December 31,		December 31,
	2020	2019	2020	2019
Net revenue	$348,429	$149,541	$1,056,389	$529,644
Grant income	14,277	—	14,277	—

Costs and expenses:
Cost of net revenue	290,380	123,212	895,157	440,386
General and administrative expenses	31,601	24,985	89,346	56,493
Depreciation and amortization, excluding patient equipment depreciation	4,975	630	11,373	3,069
Total costs and expenses	326,956	148,827	995,876	499,948
Operating income	35,750	714	74,790	29,696
Interest expense	13,604	7,653	41,430	39,304
Loss on extinguishment of debt, net	—	—	5,316	2,121
Change in fair value of contingent consideration common shares liability	56,867	—	98,717	—
Loss before income taxes	(34,721)	(6,939)	(70,673)	(11,729)
Income tax expense (benefit)	(7,219)	(4,288)	(11,955)	1,156
Net loss	(27,502)	(2,651)	(58,718)	(12,885)
Income attributable to noncontrolling interests	3,541	775	5,763	2,111
Net loss attributable to AdaptHealth Corp.	$(31,043)	$(3,426)	$(64,481)	$(14,996)

Weighted average common shares outstanding - basic and diluted	65,897	32,726	52,488	22,557

Basic and diluted loss per share	$(0.47)	$(0.10)	$(1.23)	$(0.66)

ADAPTHEALTH CORP.

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Twelve Months Ended
(in thousands)	December 31,
	2020	2019
Net cash provided by operating activities	$195,634	$60,418
Net cash used in investing activities	(815,703)	(84,870)
Net cash provided by financing activities	643,153	76,144
Net increase in cash and cash equivalents	23,084	51,692
Cash and cash equivalents at beginning of period	76,878	25,186
Cash and cash equivalents at end of period	$99,962	$76,878

Non-GAAP Financial Measures

This press release presents AdaptHealth’s EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and twelve months ended December 31, 2020 and 2019.

AdaptHealth defines EBITDA as net income (loss) attributable to AdaptHealth Corp., plus net income (loss) attributable to noncontrolling interests, interest expense (income), income tax expense (benefit), and depreciation and amortization.

AdaptHealth defines Adjusted EBITDA as EBITDA (as defined above), plus loss on extinguishment of debt, equity-based compensation expense, transaction costs, severance, change in fair value of contingent consideration common shares liability, and similar items of expense (income).

AdaptHealth defines Adjusted EBITDA less Patient Equipment Capex as Adjusted EBITDA (as defined above) less patient equipment acquired during the period without regard to whether the equipment was purchased or financed through lease transactions.

The following unaudited table presents the reconciliation of net income (loss) attributable to AdaptHealth Corp., to EBITDA, Adjusted EBITDA and Adjusted EBITDA less Patient Equipment Capex for the three and twelve months ended December 31, 2020 and 2019:

	Three Months Ended		Twelve Months Ended
(in thousands)	December 31,		December 31,
	2020	2019	2020	2019
Net income (loss) attributable to AdaptHealth Corp.	$(31,043)	$(3,426)	$(64,481)	$(14,996)
Income attributable to noncontrolling interests	3,541	775	5,763	2,111
Interest expense excluding change in fair value of interest rate swaps	13,604	8,586	41,430	27,878
Interest expense (income) - change in fair value of interest rate swaps	—	(933)	—	11,426
Income tax (benefit) expense	(7,219)	(4,288)	(11,955)	1,156
Depreciation and amortization	24,584	17,490	82,445	62,567
EBITDA	3,467	18,204	53,202	90,142
Loss on extinguishment of debt, net (a)	—	—	5,316	2,121
Equity-based compensation expense (b)	7,701	5,264	18,670	11,070
Transaction costs (c)	9,961	7,752	26,573	15,984
Severance (d)	2,351	1,580	5,596	2,301
Change in fair value of contingent consideration common shares liability (e)	56,867	—	98,717	—
Other non-recurring (income) expense (f)	(982)	869	(2,455)	1,403
Adjusted EBITDA	79,365	33,669	205,619	123,021
Less: Patient equipment capex (g)	(20,853)	(11,832)	(63,136)	(47,421)
Adjusted EBITDA less Patient Equipment Capex	$58,512	$21,837	$142,483	$75,600

(a)  Represents write offs of deferred financing costs related to refinancing of debt.

(b)  Represents amortization of equity-based compensation to employees and non-employee directors. The higher expense in 2020 is due to a full year of expense for awards granted in late 2019, and overall increased equity-compensation grant activity in 2020. The 2019 period includes expense resulting from accelerated vesting and modification of certain awards in that period.

(c)  Represents transaction costs related to acquisitions. The 2019 period also includes costs associated with the 2019 Recapitalization and the Business Combination.

(d)  Represents severance costs related to acquisition integration and internal AdaptHealth restructuring and workforce reduction activities.

(e)  Represents non-cash charges for the change in the estimated fair value of contingent consideration common shares issuable as part of the Business Combination.

(f)  The 2020 period includes $4.2 million of net reductions in the fair value of contingent consideration liabilities related to acquisitions, a $0.6 million gain in connection with the sale of a cost method investment, offset by a $1.5 million expense associated with the PCS Transition Services Agreement and $0.8 million of other non-recurring expenses.

(g)  Represents the value of patient equipment obtained during the respective period without regard to whether the equipment is purchased or financed through lease transactions.

Contacts

AdaptHealth Corp.

Jason Clemens, CFA

Chief Financial Officer

(484) 301-6599

jclemens@adapthealth.com

Brittany Lett

Vice President, Marketing

(909) 915-4983

blett@adapthealth.com

The Equity Group Inc.

Devin Sullivan

Senior Vice President

(212) 836-9608

dsullivan@equityny.com

Kalle Ahl, CFA

Vice President

(212) 836-9614

kahl@equityny.com